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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                               December 30, 1998
                                 Date of report


                             CALLAWAY GOLF COMPANY
               (Exact name of Registrant as Specified in Charter)


         California                    1-10962                 95-3797580
(State or Other Jurisdiction    (Commission File Number)    (I.R.S. Employer
        of Incorporation)                                 Identification Number)


                              2285 Rutherford Road
                            Carlsbad, CA 92008-8815
                    (Address of Principal Executive Offices)


                                 (760) 931-1771
              (Registrant's telephone number, including area code)
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ITEM 5.  Other Events.

     On December 30, 1998, Callaway Golf Company, a California corporation (the "Company"), entered into a Credit Agreement (the "Credit Agreement") among the Company, as Borrower, certain of the Company's subsidiaries as additional credit parties, the Lenders signatory thereto from time to time (the "Lenders") and General Electric Capital Corporation, a New York corporation, as Agent for the Lenders, pursuant to which the Lenders have agreed to provide revolving credit facilities to the Borrower of up to $75 million (including a $10 million letter of credit subfacility). Proceeds from an initial borrowing on the closing date were used to repay the Company's existing indebtedness under a revolving loan agreement dated as of February 4, 1998, among the Company, the financial institutions party thereto and Wells Fargo Bank, National Association, as administrative agent. The Company's obligations under the Credit Agreement are secured by certain of the Company's tangible and intangible assets (other than real property). The Credit Agreement includes customary conditions, representations, warranties, affirmative and negative covenants (including certain financial covenants) and events of default. The foregoing summary of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached hereto and incorporated herein by reference.


ITEM 7.  Financial Statements and Exhibits

     (c)  Exhibits

          10.1 Credit Agreement dated as of December 30, 1998, among Callaway Golf Company, the other Credit Parties signatory thereto, the Lenders signatory thereto from time to time and General Electric Capital Corporation, as Agent for the Lenders.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 28, 1999
                              CALLAWAY GOLF COMPANY

                              By: /s/ DAVID A. RANE
                                 -----------------------------------------
                                 David A. Rane
                                 Executive Vice President, Planning and
                                 Administration, and Chief Financial Officer

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                                 EXHIBIT INDEX



Exhibit Number           Description
--------------           -----------

  10.1 Credit Agreement dated as of December 30, 1998, among Callaway Golf Company, the other Credit Parties signatory thereto, the Lenders signatory thereto from time to time and General Electric Capital Corporation, as Agent for the Lenders.

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